UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 5, 2008

Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Vantage Point Drive, Rochester, New York		14624

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 5, 2008, the Compensation Committee of the Board of Directors of Transcat, Inc. approved two changes to the Company’s executive compensation program for the fiscal year ending March 28, 2009 (“fiscal year 2009”). These changes: (1) increase the targeted cash bonus award potential for executive officers under the Company’s Performance Incentive Plan, and (2) award performance-based restricted stock awards in place of stock options as a primary component of executive compensation.
     The Company’s Performance Incentive Plan provides for performance-based, non-equity incentive cash awards if the Company attains specific targeted performance goals and, for certain participants, if they attain specific individual targeted performance goals. Assuming these targets are met, Charles P. Hadeed, the Company’s President, Chief Executive Officer and Chief Operating Officer, and John J. Zimmer, the Company’s Vice President of Finance and Chief Financial Officer, among other executive officers, are eligible to receive awards under the Performance Incentive Plan. Mr. Hadeed’s eligibility is based entirely on Company performance objectives and Mr. Zimmer’s is divided equally between Company performance objectives and individual performance objectives.
     The following table shows the target non-equity incentive cash award amount as a percentage of base salary for Mr. Hadeed and Mr. Zimmer for fiscal year 2009:

Target non-equity incentive plan award as a
percentage of base salary
Charles P. Hadeed	55%
John J. Zimmer	45%
     All other relative weighting factors as previously set forth in the Performance Incentive Plan remain the same.
     The performance-based restricted stock awards will vest after three years subject to certain cumulative diluted earnings per share growth over the eligible three-year period.
     Accordingly, on May 5, 2008, the Compensation Committee granted Mr. Hadeed a 20,000 share performance-based restricted stock award and Mr. Zimmer a 6,000 share performance-based restricted stock award.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: May 9, 2008	By:	/s/ John J. Zimmer

John J. Zimmer Vice President of Finance and Chief Financial Officer